Exhibit 99.1

FOR IMMEDIATE RELEASE: FLORIDA DISTRIBUTION

American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(800) 285-2070/ jmcguire@aatk.com

American Access Technologies

Reports Sales Increase for Third

Consecutive Quarter

Anticipates agreement with CPI shortly

Keystone Heights, FL – April 30, 2003 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) today reported results for the first quarter ended March 31, 2003. Total revenues for the first quarter of 2003 were $1,501,397 compared to $1,347,515 (+11.4%) for the first quarter of 2002. Sequentially, revenues were up 16% from fourth quarter of 2002. The net loss for the first quarter of 2003 was $107,229 or diluted EPS ($0.02), compared to a net loss of $200,838 or diluted EPS ($0.03), in the first quarter of 2002.

Joe McGuire, Chief Financial Officer, said “We were pleased to post solid increases in sales this quarter versus prior quarter and prior year. The losses were greatly reduced from the prior year and our cash position remained stable. Our goal is clear for the remainder of the year as we pursue profitability and sustained earnings growth in 2003 and beyond and to mark 2003 as the best year in our history.”

“We continue to believe in maintaining a solid balance sheet, a focused strategy, a disciplined operating approach and executing a plan that captures the growing interest and acceptance of our zone and wireless enclosures. Decision makers are realizing the cost-savings benefits and the ease of making changes in their network configurations,” added McGuire.

American Access also announced today that it has extended its Letter of Intent with Chatsworth Products, Inc. (CPI) for 15 days to allow for the completion of the definitive agreements. The Company anticipates that the definitive will be completed within this period, but unanticipated events may prevent this. The agreement outlines the basis for cooperation on the manufacturing and marketing of zone cabling products and an equity investment in American Access by CPI.

For further detailed information, please read the Company’s Quarterly Report (10Q-SB) which will be filed with the Securities and Exchange Commission in less than a week.

American Access manufactures patented zone cabling units that mount in ceilings, raised floors, and in custom furniture, routing traditional cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for installation and moves, adds, and changes by as much as 65% while providing plug and play, up-gradable networks, fiber optics and wireless LAN. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government.

News and product/service information are available at www.aatk.com.

Note: This press release for American Access Technologies, Inc. may contain forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding events, conditions and financial trends that may affect the Company’s operating results and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.